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                                                                EXHIBIT 99(a)(5)

[ROHN INDUSTRIES LOGO]

INVESTOR CONTACT:                           MEDIA CONTACT:
Jim Hurley/Chief Financial Officer          Anna Cordasco/Stephanie Pillersdorf/
ROHN Industries, Inc.                       Tracy Greenberger
309-633-6834                                Citigate Sard Verbinnen
                                            212-687-8080

                    ROHN INDUSTRIES ANNOUNCES STOCK PURCHASE

                   ROHN ANNOUNCES "DUTCH AUCTION" TENDER OFFER
                   FOR UP TO 5.43 MILLION OF ITS COMMON SHARES
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      PEORIA, IL, MARCH 8, 2001 - ROHN Industries, Inc. (NASDAQ: ROHN), a
leading provider of infrastructure equipment for the telecommunications industry, announced that it is commencing a "Dutch Auction" tender offer to purchase up to 5.43 million, or 10.3%, of its outstanding shares of common stock. Under the terms of the offer, ROHN stockholders may offer to sell to ROHN all or a portion of the shares they own within a price range of $3.75 to $4.50 per share in cash, without interest. The offer begins tomorrow and will expire at 5:00 p.m., New York City time, on FRIDAY, APRIL 6, 2001, unless the offer is extended by ROHN.

      The UNR Asbestos-Disease Claims Trust, which currently owns 29 million shares, representing 56% of the Company's outstanding shares, has agreed not to tender any shares into the offer. As part of this agreement, following the expiration of the tender offer, ROHN will purchase from the Trust the same portion of the Trust's shares as is purchased from all other stockholders in the offer. ROHN will purchase the Trust's shares at the same price paid in the tender offer. The Company expects to complete its purchase from the Trust eleven business days after the tender offer expires. As a result, assuming ROHN's tender offer is fully subscribed, ROHN would expect to purchase approximately 23.1% of its outstanding shares in the offer and from the Trust.

      The tender offer allows tendering stockholders to specify the price, within the $3.75 - $4.50 price range, at which they are willing to sell their shares. Once the offer expires, subject to the specific terms and conditions of the tender offer, ROHN will examine the prices chosen by

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stockholders and will select the lowest purchase price that will allow it to purchase 5.43 million shares, or such lesser number of shares as are tendered. If the number of shares tendered at or below the selected price and not withdrawn is not more than 5.43 million shares, ROHN will purchase all of those tendered shares. If the total number of shares tendered at or below the selected price and not withdrawn is more than 5.43 million shares, ROHN will first purchase shares tendered at or below the selected price by odd lot holders. ROHN will then purchase, on a pro rata basis, shares from all other stockholders who tendered shares at or below the selected price. All purchased shares will be purchased at the same price. ROHN's offer is not conditioned on any minimum number of shares being tendered. The offer is subject to a number of other terms and conditions that are specified in the Offer to Purchase being distributed to stockholders.

      "ROHN is committed to enhancing shareholder value," said Michael E. Levine, Chairman of ROHN. "Given current trading levels, the Board of Directors feels that the repurchase is consistent with our capital management strategy and represents an attractive opportunity which will benefit the Company and its stockholders. This represents a sound investment in ROHN's future."

      "We believe our stock price is significantly undervalued at today's market price, especially considering ROHN's strong growth prospects and positive cash flows," added Brian B. Pemberton, President and Chief Executive Officer. "We have grown our business at an accelerated, but manageable pace in a thriving industry, and we are confident in our ability to achieve long-term growth, sustain our forward momentum, and remain a leading provider of telecommunications infrastructure products and services."

      The dealer manager for ROHN's "Dutch Auction" tender offer is Peter J. Solomon Securities Company Limited and the information agent is D.F. King & Co., Inc. While ROHN's Board of Directors has approved this tender offer, none of ROHN, its Board of Directors, the information agent and the dealer manager is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which they may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered.
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      ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industry including cellular, PCS, fiber optic networks for the Internet, radio and television broadcast markets. The Company's products and services include towers, equipment enclosures/shelters, design and construction, cabinets, poles and antennae mounts. ROHN has manufacturing locations in Peoria, Illinois; Frankfort, Indiana; Bessemer, Alabama; Casa Grande, Arizona; and Mexico City, Mexico.

      This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of ROHN's common stock. The offer is being made solely by the Offer to Purchase and related Letter of Transmittal. Investors are urged to read ROHN's tender offer statement on Schedule TO filed with the SEC in connection with ROHN's proposed Dutch Auction tender offer, which includes as an exhibit the Offer to Purchase and Letter of Transmittal, as well as any amendments or supplements to the statement when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain them for free from the SEC at the SEC's website (www.sec.gov) or from D.F. King & Co., Inc., the information agent for the tender offer, by directing such request to: D.F. King & Co., Inc., 77 Water Street, New York, New York, 10005, telephone (800) 714-3310.

                                      # # #

STATEMENTS IN THIS PRESS RELEASE INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES EXCHANGE ACT OF 1934, THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER RELATED LAWS, AND INCLUDE, BUT ARE NOT LIMITED TO, THOSE STATEMENTS RELATING TO SALES AND EARNING EXPECTATIONS, EXPECTED DEMAND AND OTHER STATEMENTS OF OUTLOOK. THE ACTUAL RESULTS AND EFFECTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED IN OUR FORWARD-LOOKING STATEMENTS. FACTORS AND RISKS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO: WIRELESS AND FIBER OPTIC COMMUNICATIONS INDUSTRY CAPITAL SPENDING; THE ABILITY OF OUR CUSTOMERS TO SECURE ADEQUATE FINANCING; ELECTIONS BY CUSTOMERS TO TERMINATE OR DELAY PREVIOUSLY PLACED ORDERS; THE EFFECTS OF COMPETITION, PARTICULARLY ON PRICING AND MARGINS; OUR SUCCESS IN EXPANDING OUR CASA GRANDE, ARIZONA ENCLOSURE FACILITY AND STARTING-UP OUR PEORIA, ILLINOIS POLE FACILITY; OUR IMPLEMENTATION OF OUR GROWTH OBJECTIVES IN FOREIGN MARKETS; OUR INDEBTEDNESS, WHICH COULD RESTRICT OUR OPERATIONS, MAKING US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS AND MAKING IT MORE DIFFICULT FOR US TO IMPLEMENT OUR BUSINESS STRATEGY; OUR COMMONWEALTH OF PENNSYLVANIA CONSTRUCTION PROJECT STAYING ON ITS CURRENTLY ANTICIPATED SCHEDULE; AND REGULATORY CHANGES AFFECTING OUR INDUSTRY. THE CAUTIONARY STATEMENT CONTAINED IN EXHIBIT 99.1 TO ROHN'S FORM 8-K, FILED ON MARCH 8, 2001, IS INCORPORATED HEREIN BY REFERENCE. IN PROVIDING FORWARD LOOKING STATEMENTS, ROHN IS NOT UNDERTAKING ANY DUTY OR OBLIGATION TO UPDATE THESE STATEMENTS PUBLICLY AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.